UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 10, 2014

LSB INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7677	73-1015226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma	73107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (405) 235-4546

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01. Other Events.

As previously reported, LSB Industries, Inc. (the “Company”) filed an insurance claim for losses and damages in connection with the November 13, 2012, pipe rupture in the ammonia plant at one of its subsidiaries’ chemical facility located in Cherokee, Alabama. The Company’s insurance carriers previously paid $15 million on the insurance claim. Effective January 10, 2014, the Company settled the claim with its insurance carriers for the aggregate amount of approximately $43.5 million (of which approximately $36.5 million relates to the business interruption claim), comprised of $15 million previously paid to the Company and $28.5 million to be paid to the Company. The $43.5 million settlement amount is net of the Company’s $2.5 million property insurance deductible. As a result, an insurance recovery of approximately $28 million will be recognized as income associated with this settlement in the first quarter of 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 15, 2014

LSB INDUSTRIES, INC.

By:	/s/ Tony M. Shelby
Tony M. Shelby,
Executive Vice President of Finance and Chief Financial Officer